NEWS RELEASE
CONTACT:	1775 Eye Street, NW
Tejal R. Engman	Washington, DC 20006
Director of Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	Fax 301-984-9610
www.washreit.com

July 23, 2015

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS
Company Posts Significant Quarter over Quarter NOI and FFO Growth and Announces 215th Consecutive Quarterly Dividend
Washington Real Estate Investment Trust (“Washington REIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, reported financial and operating results today for the quarter ended June 30, 2015:

Second Quarter 2015 Highlights

•	Generated Core Funds from Operations (FFO) of $0.42 per fully diluted share for the second quarter, a $0.04 increase over first quarter 2015 and a $0.01 increase over second quarter 2014

•	Same-store Net Operating Income (NOI) modestly declined by 0.3%, while cash NOI grew by 1.3% over second quarter 2014

•	Achieved overall same-store physical occupancy of 92.8%, 30 basis points higher than the second quarter of 2014

•
Executed new and renewal commercial leases totaling 259,000 square feet at an average rental rate increase of 15.6% over in-place rents for new leases and an average rental rate increase of 14.9% over in-place rents for renewal leases

•	Subsequent to quarter end, acquired The Wellington, a 711-unit apartment community with on-site density to develop approximately 360 additional units, for $167 million

•	Tightened 2015 Core FFO guidance to $1.68 to $1.72 from $1.66 to $1.74 per fully diluted share

"We continue to drive performance and operationally outperform in most of our sub-markets in what remains a highly competitive environment. Our second quarter results delivered improved occupancy, NOI and cash NOI growth in office and multifamily and strong rental rate increases in retail. We maintain the mid-point of our guidance while tightening the range by $0.04 to reflect our increased visibility on performance for the remainder of the year," said Paul T. McDermott, President and Chief Executive Officer. "We continue to make steady progress on our strategic plan to elevate the quality of the portfolio, both through value-add acquisitions like The Wellington as well as the continued sale of legacy assets, which we would look to further accelerate under the right market conditions."

Financial Highlights

Core Funds from Operations(1), was $28.5 million, or $0.42 per diluted share, for the quarter ended June 30, 2015, compared to $27.7 million, or $0.41 per diluted share, for the corresponding prior year period. Further detail will be provided by management on the earnings call.

FFO for the quarter ended June 30, 2015 was $22.6 million, or $0.33 per diluted share, compared to $25.2 million, or $0.38 per diluted share, for the corresponding prior year period. The decline in FFO is primarily driven by the recognition of a real estate impairment loss of $5.9 million, or $0.09 per diluted share, on an undeveloped parcel of land in the quarter ended June 30, 2015.

Net loss attributable to the controlling interests for the quarter ended June 30, 2015 was $2.5 million, or $0.04 per diluted share, compared to net income of $1.1 million, or $0.02 per diluted share, in the corresponding prior period, due to the aforementioned impairment loss.

Washington Real Estate Investment Trust

Operating Results

The Company's overall portfolio NOI(2) was $47.0 million for the quarter ended June 30, 2015, compared to $46.7 million in the corresponding prior year period. Overall portfolio physical occupancy for the second quarter was at 90.0%, compared to 90.1% at the end of the second quarter last year and 89.5% at the end of the first quarter 2015.

Same-store(3) portfolio physical occupancy for the second quarter of 2015 was 92.8%, compared to 92.5% at June 30, 2014 and 93.0% at the end of the first quarter 2015. Same-store portfolio NOI for the second quarter of 2015 declined by 0.3%, while cash NOI grew by 1.3% compared to the corresponding prior period.

▪
Office: 56% of Total NOI - Office properties' same-store NOI and cash NOI for the second quarter increased 0.2% and 2.5%, respectively, compared to the corresponding prior period. Rental rate growth was 1.8% while same-store physical occupancy increased 90 basis points over last year to 91.8%.

▪
Retail: 26% of Total NOI - Retail properties' same-store NOI and cash NOI for the second quarter decreased by 2.1% and 0.7%, respectively, compared to the corresponding prior year period. Rental rates increased 2.5% while same-store physical occupancy decreased 140 basis points over last year to 92.8%. Occupancy in retail is lower primarily due to known tenant move outs that are either leased or at letter of intent.

▪
Multifamily: 18% of Total NOI - Multifamily properties' same-store NOI and cash NOI increased 0.5% and 0.7%, respectively, compared to the corresponding prior year period. Rental rates declined 2.7% while same-store physical occupancy increased 90 basis points over last year to 94.5%.

Leasing Activity

During the second quarter, Washington REIT signed commercial leases totaling 259,000 square feet, including 93,000 square feet of new leases and 166,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis):

	Square Feet	Weighted Average Term (in years)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions and Incentives
New:
Office	58,000	6.8	$41.61	14.5%	$38.29	$31.37
Retail	35,000	9.6	28.17	18.5%	16.88	16.88
Total	93,000	7.8	36.53	15.6%	30.19	25.89

Renewal:
Office	71,000	3.9	$32.43	4.9%	$5.96	$5.19
Retail	95,000	5.8	22.49	28.0%	0.41	2.10
Total	166,000	4.9	26.75	14.9%	2.79	3.43

Acquisitions

On July 1, 2015, Washington REIT acquired The Wellington, an apartment community in Arlington, VA consisting of 711 units and on-site density to develop approximately 360 additional units, for $167 million. This acquisition provides a value-add opportunity to renovate over 680 units to generate rental growth, and a further opportunity to develop additional density in a sub-market with limited supply and a strong population of both Class A and B renters.

Originally built in 1960, The Wellington is a gated apartment community comprising three mid-rise buildings located on the eastern end of Columbia Pike, which features walkable restaurant and retail amenities, is proximate to four major highways and offers easy access to DC, The Pentagon and Crystal City. In the last four years, The Wellington has upgraded common areas, lobbies and facades and has added a rooftop fitness center.

Washington Real Estate Investment Trust

Earnings Guidance

Management is tightening the 2015 Core FFO guidance range to $1.68 to $1.72 from $1.66 to $1.74 per fully diluted share. The following assumptions are incorporated into the tightened guidance range:

•	Same-store NOI growth remains projected to range from (0.5)% to 2%, with same-store occupancy improving modestly

•	Same-store office NOI growth remains projected to range from 0% to 2%, excluding the redevelopment project at Silverline Center

•	Silverline Center continues to be expected to contribute NOI of $0.06 to $0.08 per share in the current year and to further progress lease up in 2016

•	Same-store multifamily NOI growth remains projected to range from 0% to 1%

•
The Maxwell development is expected to contribute NOI of $0.01 in 2015. The Maxwell remains on track to stabilize by year-end but the delayed delivery at the beginning of the year has extended the timing of The Maxwell's expected contribution to NOI

•
Same-store retail NOI growth is projected to range from (1)% to 1% primarily due to adverse weather-related expenses at the beginning of the year, and the postponement of a few rent commencement dates to 2016

•
Upon completion of the acquisition of The Wellington, our guidance does not anticipate closing any additional acquisitions in 2015 although we will continue to underwrite value-add acquisition opportunities

•
Dispositions for 2015 are expected to range from $140 to $150 million. We are presently preparing to bring additional legacy assets to market over the next eighteen months and intend to explore accelerating some of these additional asset sales into 2016

•	General and administrative expense remains projected to range from $19 to $20 million excluding acquisition costs, severance and relocation expense

•	Interest expense is projected to be approximately $60 to $60.5 million

Washington REIT's 2015 Core FFO guidance is also based on a number of other factors, many of which are outside its control and all of which are subject to change. Washington REIT may change its guidance during the year as actual and anticipated results vary from these assumptions.

Capital Update

Washington REIT favorably renewed its credit facility to extend maturity to June 22, 2019, and also has two six-month extension options. The new facility is better aligned with the company's value-add business model, has increased the available line of credit to $600 million, improved financial covenants and lowered pricing, which remains based upon the company's unsecured debt rating.

Dividends

On June 30, 2015, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on September 30, 2015 to shareholders of record on September 15, 2015.

Conference Call Information

The Conference Call for Second Quarter Earnings is scheduled for Friday, July 24, 2015 at 11:00 A.M. Eastern time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until August 7, 2015 at 11:59 P.M. Eastern time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-660-6853
International Toll Number:        1-201-612-7415

Washington Real Estate Investment Trust

Conference ID:                13599919

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. On-line playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT is a self-administered, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 56 properties, totaling approximately 7 million square feet of commercial space and 3,537 multifamily units, and land held for development. These 56 properties consist of 25 office properties, 17 retail centers and 14 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2014 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) associated with sales of property, impairment of depreciable real estate and real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs and real estate impairment. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We provide NOI as a supplement to net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated and excludes properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. A non-same-store property is one that was acquired, under redevelopment or development, or placed into service during either of the periods being evaluated. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Properties under redevelopment or development are included within the non-same-store properties beginning in the period during which redevelopment or development activities commence. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion.

Washington Real Estate Investment Trust

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

Physical Occupancy Levels by Same-Store Properties (i) and All Properties
	Physical Occupancy
	Same-Store Properties		All Properties
	2nd QTR	2nd QTR	2nd QTR	2nd QTR
Segment	2015	2014	2015	2014
Multifamily	94.5%	93.6%	91.7%	93.7%
Office	91.8%	90.9%	87.6%	86.2%
Retail	92.8%	94.2%	92.9%	94.2%

Overall Portfolio	92.8%	92.5%	90.0%	90.1%

(i) Same-store properties include all stabilized properties that were owned for the entirety of the current and prior reporting periods, and exclude properties under redevelopment or development and properties purchased or sold at any time during the periods being compared. We define redevelopment properties as those for which we expect to spend significant development and construction costs on existing or acquired buildings pursuant to a formal plan which has a current impact on operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. Redevelopment and development properties are included in the same-store pool upon completion of the redevelopment or development, and the earlier of achieving 90% occupancy or two years after completion. For Q2 2015 and Q2 2014, same-store properties exclude:

Multifamily Development: The Maxwell;
Office Acquisition: 1775 Eye Street, NW;
Office Redevelopment: Silverline Center;
Retail Acquisition: Spring Valley Retail Center.

Also excluded from same-store properties in Q2 2015 and Q2 2014 are:
Sold Properties:
Multifamily: Country Club Towers;
Retail: 5740 Columbia Road (parcel at Gateway Overlook).

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
OPERATING RESULTS	2015	2014	2015	2014
Revenue
Real estate rental revenue	$74,226	$72,254	$149,082	$140,865
Expenses
Real estate expenses	27,229	25,528	56,437	51,870
Depreciation and amortization	25,503	24,401	50,778	47,154
Acquisition costs	992	1,933	1,008	4,978
General and administrative	4,306	4,828	10,386	9,257
Real estate impairment	5,909	—	5,909	—
	63,939	56,690	124,518	113,259
Other operating income
Gain on sale of real estate	1,454	570	31,731	570
Real estate operating income	11,741	16,134	56,295	28,176
Other income (expense):
Interest expense	(14,700)	(14,985)	(30,048)	(29,515)
Loss on extinguishment of debt	(119)	—	(119)	—
Other income	192	219	384	442
	(14,627)	(14,766)	(29,783)	(29,073)

(Loss) income from continuing operations	(2,886)	1,368	26,512	(897)

Discontinued operations:
Income from operations of properties sold or held for sale	—	—	—	546
(Loss) gain on sale of real estate	—	(288)	—	105,985
(Loss) income from discontinued operations	—	(288)	—	106,531
Net (loss) income	(2,886)	1,080	26,512	105,634
Less: Net loss attributable to noncontrolling interests in subsidiaries	340	7	448	7
Net (loss) income attributable to the controlling interests	$(2,546)	$1,087	$26,960	$105,641

(Loss) income from continuing operations	(2,886)	1,368	26,512	(897)
Continuing operations real estate depreciation and amortization	25,503	24,401	50,778	47,154
Gain on sale of depreciable real estate	—	(570)	(30,277)	(570)
Funds from continuing operations(1)	$22,617	$25,199	$47,013	$45,687
Income from operations of properties sold or held for sale	—	—	—	546
Funds from discontinued operations	—	—	—	546
NAREIT funds from operations(1)	$22,617	$25,199	$47,013	$46,233

Non-cash loss on extinguishment of debt	119	—	119	—
Tenant improvements	(3,417)	(9,612)	(7,147)	(14,912)
External and internal leasing commissions capitalized	(1,149)	(1,721)	(2,755)	(2,960)
Recurring capital improvements	(737)	(1,610)	(1,426)	(2,498)
Straight-line rents, net	(538)	(723)	(131)	(1,076)
Non-cash fair value interest expense	36	30	71	225
Non real estate depreciation & amortization of debt costs	1,123	904	2,061	1,776
Amortization of lease intangibles, net	970	677	1,738	916
Amortization and expensing of restricted share and unit compensation	1,195	1,429	3,021	2,470
Funds available for distribution(4)	$20,219	$14,573	$42,564	$30,174

Washington Real Estate Investment Trust

		Three Months Ended June 30,		Six Months Ended June 30,
Per share data:		2015	2014	2015	2014
(Loss) income from continuing operations	(Basic)	$(0.04)	$0.02	$0.39	$(0.01)
	(Diluted)	$(0.04)	$0.02	$0.39	$(0.01)
Net income	(Basic)	$(0.04)	$0.02	$0.39	$1.58
	(Diluted)	$(0.04)	$0.02	$0.39	$1.58
Funds from continuing operations	(Basic)	$0.33	$0.38	$0.69	$0.68
	(Diluted)	$0.33	$0.38	$0.69	$0.68
NAREIT funds from operations	(Basic)	$0.33	$0.38	$0.69	$0.69
	(Diluted)	$0.33	$0.38	$0.69	$0.69

Dividends paid		$0.30	$0.30	$0.60	$0.60

Weighted average shares outstanding		68,176	66,732	68,159	66,718
Fully diluted weighted average shares outstanding		68,176	66,761	68,283	66,718
Fully diluted weighted average shares outstanding (for FFO)		68,375	66,761	68,283	66,744

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2015
	(unaudited)	December 31, 2014
Assets
Land	$542,654	$543,546
Income producing property	1,966,612	1,927,407
	2,509,266	2,470,953
Accumulated depreciation and amortization	(670,103)	(640,434)
Net income producing property	1,839,163	1,830,519
Properties under development or held for future development	35,314	76,235
Total real estate held for investment, net	1,874,477	1,906,754
Cash and cash equivalents	22,778	15,827
Restricted cash	13,705	10,299
Rents and other receivables, net of allowance for doubtful accounts of $2,975 and $3,392, respectively	61,577	59,745
Prepaid expenses and other assets	117,657	121,082
Total assets	$2,090,194	$2,113,707

Liabilities
Notes payable	$597,442	$747,208
Mortgage notes payable	419,755	418,525
Lines of credit	185,000	50,000
Accounts payable and other liabilities	50,281	54,318
Advance rents	13,733	12,528
Tenant security deposits	9,053	8,899
Total liabilities	1,275,264	1,291,478

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 68,162 and 67,819 shares issued and outstanding, respectively	682	678
Additional paid-in capital	1,191,594	1,184,395
Distributions in excess of net income	(379,577)	(365,518)
Total shareholders' equity	812,699	819,555

Noncontrolling interests in subsidiaries	2,231	2,674
Total equity	814,930	822,229

Total liabilities and equity	$2,090,194	$2,113,707

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended June 30, 2015	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$8,702	$24,415	$11,270	$44,387
Add: Net operating income from non-same-store properties(3)	(44)	1,886	768	2,610
Total net operating income(2)	$8,658	$26,301	$12,038	$46,997
Add/(deduct):
Other income				192
Acquisition costs				(992)
Interest expense				(14,700)
Depreciation and amortization				(25,503)
General and administrative expenses				(4,306)
Loss on extinguishment of debt				(119)
Gain on sale of real estate				1,454
Real estate impairment				(5,909)
Net loss				(2,886)
Less: Net loss attributable to noncontrolling interests in subsidiaries				340
Net loss attributable to the controlling interests				$(2,546)

Three months ended June 30, 2014	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$8,660	$24,360	$11,517	$44,537
Add: Net operating income from non-same-store properties(3)	485	1,699	5	2,189
Total net operating income(2)	$9,145	$26,059	$11,522	$46,726
Add/(deduct):
Other income				219
Acquisition costs				(1,933)
Interest expense				(14,985)
Depreciation and amortization				(24,401)
General and administrative expenses				(4,828)
Gain on sale of real estate				570
Discontinued operations:
Gain on sale of real estate classified as discontinued operations				(288)
Net income				1,080
Less: Net loss attributable to noncontrolling interests in subsidiaries				7
Net income attributable to the controlling interests				$1,087

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Six Months Ended June 30, 2015	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$15,489	$45,879	$22,190	$83,558
Add: Net operating income from non-same-store properties(3)	1,921	5,775	1,391	9,087
Total net operating income(2)	$17,410	$51,654	$23,581	$92,645
Add/(deduct):
Other income				384
Acquisition costs				(1,008)
Interest expense				(30,048)
Depreciation and amortization				(50,778)
General and administrative expenses				(10,386)
Loss on extinguishment of debt				(119)
Gain on sale of real estate				31,731
Real estate impairment				(5,909)
Net income				26,512
Less: Net loss attributable to noncontrolling interests in subsidiaries				448
Net income attributable to the controlling interests				$26,960

Six Months Ended June 30, 2014	Multifamily	Office	Retail	Total
Same-store net operating income(3)	$15,435	$45,049	$21,890	$82,374
Add: Net operating income from non-same-store properties(3)	2,217	4,378	26	6,621
Total net operating income(2)	$17,652	$49,427	$21,916	$88,995
Add/(deduct):
Other income				442
Acquisition costs				(4,978)
Interest expense				(29,515)
Depreciation and amortization				(47,154)
General and administrative expenses				(9,257)
Gain on sale of real estate				570
Discontinued operations:
Income from operations of properties sold or held for sale				546
Gain on sale of real estate classified as discontinued operations				105,985
Net income				105,634
Less: Net loss attributable to noncontrolling interests in subsidiaries				7
Net income attributable to the controlling interests				$105,641

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended June 30,		Six Months Ended June 30,
		2015	2014	2015	2014
Net (loss) income		$(2,886)	$1,080	$26,512	$105,634
Add/(deduct):
Real estate depreciation and amortization		25,503	24,401	50,778	47,154
Gain on sale of depreciable real estate		—	(570)	(30,277)	(570)
Discontinued operations:
Loss (gain) on sale of real estate		—	288	—	(105,985)
NAREIT funds from operations(1)		22,617	25,199	47,013	46,233
Add/(deduct):
Real estate impairment		5,909	—	5,909	—
Acquisition and structuring expenses		1,264	1,933	1,498	4,978
Gain on sale of non-depreciable real estate		(1,454)	—	(1,454)	—
Loss on extinguishment of debt		119	—	119	—
Severance expense		—	576	1,001	624
Relocation expense		26	—	90	—
Core funds from operations(1)		$28,481	$27,708	$54,176	$51,835

		Three Months Ended June 30,		Six Months Ended June 30,
Per share data:		2015	2014	2015	2014
NAREIT FFO	(Basic)	$0.33	$0.38	$0.69	$0.69
	(Diluted)	$0.33	$0.38	$0.69	$0.69
Core FFO	(Basic)	$0.42	$0.42	$0.79	$0.77
	(Diluted)	$0.42	$0.41	$0.79	$0.77

Weighted average shares outstanding		68,176	66,732	68,159	66,718
Fully diluted weighted average shares outstanding (for FFO)		68,375	66,761	68,283	66,744